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Exhibit 99.1

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

        On December 3, 2009, Geokinetics Inc. ("Geokinetics" or "we", "us" or "our") entered into a purchase agreement with Petroleum Geo-Services ASA and its subsidiaries in which Geokinetics agreed to purchase the onshore seismic data acquisition and multi-client data library business of Petroleum Geo-Services ("PGS Onshore") for $210.0 million, consisting of $183.9 million of cash and 2,153,616 shares of Geokinetics common stock, subject to adjustment, primarily for changes in working capital.

        In connection with the PGS Onshore acquisition, we are conducting an offering of $275.0 million of senior secured notes. The notes will mature five years after date of issuance, and will bear interest at a fixed rate agreed to by us and the initial purchasers in the note offering. The notes are being offered by a direct, wholly-owned subsidiary of ours. The notes will be unconditionally guaranteed by Geokinetics and all of its domestic subsidiaries, and will be secured by a first priority lien on substantially all of the assets of the guarantors and the issuer.

        We expect that provisions of the notes generally will provide that until the second anniversary following their issuance, we may redeem up to 10% of the original principal amount of the notes during each 12-month period at 103% of the principal amount plus accrued interest. Thereafter, we may redeem all or part of the notes at a prepayment premium which will decline over time. We will be required to make an offer to repurchase the notes at 101% of the principal amount plus accrued interest if we experience a change of control. The indenture for the notes will contain customary covenants for non-investment grade indebtedness, including restrictions on our ability to incur indebtedness, to declare or pay dividends and repurchase our capital stock, to invest the proceeds of asset sales, and to engage in transactions with affiliates.

        We will initially deposit into escrow 101% of the aggregate issue price of the notes, plus an amount necessary to pay the interest on the notes from and including the issue date of the notes to, but excluding, March 15, 2010. This amount will represent approximately $16.5 million more than the net proceeds of the note offering. The holders of the notes will have a first priority lien on the amounts in the escrow account. We plan to use the amounts in the escrow account to pay the cash portion of the purchase price of the PGS Onshore acquisition, repay existing indebtedness and to pay related expenses. Any amount remaining after such payments will be used for working capital. If we do not close the PGS Onshore acquisition on or before the date the escrow expires, the amount in the escrow account will be used to redeem the notes at 101% of the principal amount plus accrued interest.

        We are also conducting an offering of 4,000,000 shares of our common stock to the public.

        In connection with the PGS Onshore acquisition we have also received a commitment from Royal Bank of Canada to provide a wholly owned subsidiary of ours with a $50.0 million new senior secured revolving credit facility. The revolving credit facility will mature three years after the closing of the PGS Onshore acquisition. We may borrow, repay and re-borrow under the revolving credit facility at any time following the day after the closing of the PGS Onshore acquisition until the maturity date of the facility. Borrowings outstanding under the revolving credit facility will bear interest at a floating rate based on LIBOR.

        We have outstanding 284,321 shares of series B-1 preferred stock convertible into 2,843,210 shares of common stock, and 131,270 shares of series B-2 preferred stock convertible into 1,312,700 shares of common stock, as of September 30, 2009. The dividend rate on the series B preferred stock is 8% and may be paid by issuing additional shares of series B preferred stock until October 31, 2011, after which dividends are payable in cash. After March 31, 2014, the holders of a majority of the shares of preferred stock may require us to redeem the preferred stock at the liquidation preference of the preferred stock, or $250 per share.

        The holders of the series B preferred stock have agreed with us as follows:

  •
  the conversion price of the series B-1 preferred stock will be reduced from the current $25 to $20 if we consummate this common stock offering or the PGS Onshore acquisition, or both, on or before June 30, 2010;

  •
  we will be able to pay dividends in kind on the series B-1 preferred stock until one year after the maturity date of the notes offered concurrently herewith or the bridge facility, but no later than March 31, 2016;

  •
  we will not be required to redeem the series B-1 preferred stock until one year after the maturity of the notes offered concurrently herewith or the bridge facility, but no later than March 31, 2016; and

  •
  the holders of the series B preferred stock will waive certain other rights they have with respect to the PGS Onshore acquisition and this common stock offering.

        In exchange, we have agreed as follows with the holders of the series B preferred stock:

  •
  we will increase the dividend rate on the series B-1 preferred stock from 8% to 9.75%;

  •
  we will exchange the series B-2 preferred stock for a new series of preferred stock plus the issuance of 750,000 shares of our common stock; and

  •
  we will pay Avista Capital Holdings, L.P. and Levant America S.A. a cash fee of 2% of the liquidation amount, plus accrued and unpaid dividends of the series B preferred stock.

        The series C preferred stock will be issued to Avista, and will have an aggregate liquidation preference equal to the liquidation preference of the series B-2 preferred stock being redeemed. The series C preferred stock will accrue dividends at a rate of 1.5% in excess of the interest rate of the senior notes offered in the note offering or 12% if we do not consummate the note offering. Dividends may be paid in kind or may accrue, at the election of Avista, until one year after the maturity date of the senior notes, but no later than March 15, 2016. We will be required to redeem the preferred stock, if requested by Avista, one year after the maturity date of the senior notes, but no later than March 15, 2016. The series C preferred stock is not convertible or exchangeable for our common stock.

        We have received a commitment from Royal Bank of Canada to make a bridge loan to our direct wholly-owned subsidiary, in the amount of $275.0 million, for the purpose of funding the PGS Onshore acquisition. We plan to use borrowings under the bridge loan to finance the PGS Onshore acquisition and repay our existing indebtedness if we do not complete the note offering described above. Amounts outstanding under the bridge loan will bear interest at a rate based on LIBOR plus a premium, and will increase quarterly up to a maximum amount specified in the commitment. One year following the closing of the bridge loan, the lenders will convert their loans into roll-over securities or roll-over loans, which will each have a four year maturity. The interest on the roll-over notes and loans will be based on LIBOR plus a premium, which will increase quarterly to a maximum provided in the commitment.

        Borrowings outstanding under the bridge loan will be guaranteed by Geokinetics and each of our domestic subsidiaries, and will be secured by a first priority lien on substantially all of the assets of the guarantors. We will be able to repay borrowings under the bridge loan at any time, without prepayment penalty. In addition, we will be required to repay amounts outstanding under the bridge loan with the proceeds of certain asset sales and debt issuances. If we experience a change of control, we will be required to repay the bridge facility.

        The bridge facility will have customary representations and warranties, and both incurrence and maintenance covenants, including financial ratios we will be required to meet.

        If we close the note offering, the bridge commitment will terminate. For purposes of the pro forma financial information, we have assumed the notes offering will close and the bridge commitment will terminate.

        The pro forma unaudited financial information included herein is based on the book value of the assets and liabilities of PGS Onshore as of September 30, 2009. The purchase price allocation will be adjusted upon completion of the final valuation of the assets acquired and liabilities assumed, and may be materially different from the information presented herein.

        The unaudited condensed pro forma combined financial information gives effect to the purchase of PGS Onshore and the related financing transactions, including the common stock issued to Petroleum Geo-Services, the offering of notes, the preferred stock restructuring, the execution of our new senior secured revolving credit facility and the common stock offering as if the acquisition and related financing transactions had occurred as of the beginning of the periods presented for purposes of the pro forma combined statement of operations and as of September 30, 2009 for the pro forma combined balance sheet.

        The following table sets forth the estimated sources and uses of funds for the PGS Onshore acquisition and related financing transactions, in thousands:

Uses:
Acquisition of PGS Onshore	$210,000
Repayment of existing credit facility and capital leases and other obligations	75,393
Expenses(1)	21,059
General corporate purposes	44,308

Total	$350,760

Sources:
Common stock offering	$49,680
Issuance of common stock to Petroleum Geo-Services	26,080
Notes offering	275,000

Total	$350,760

(1)
Includes expenses related to the negotiation of the agreement to purchase PGS Onshore, this note offering, the concurrent common stock offering, the new senior secured revolving credit facility, the bridge loan and the preferred stock restructuring.

        The unaudited condensed pro forma financial statements do not give effect to cost savings that may be attributable to any synergies that may be achieved as a result of the acquisition, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of PGS Onshore into our business.

        The unaudited condensed pro forma combined financial statements are provided for informational purposes only and do not purport to present the consolidated results of operations of us and PGS Onshore had the acquisition occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

        The unaudited condensed pro forma combined financial information should be read in conjunction with our historical financial statements and the historical financial statements of PGS Onshore and the notes thereto, all of which are included or incorporated by reference into this offering memorandum. Certain accounts of PGS Onshore have been reclassified to be consistent with our presentation format. While we have conducted preliminary reviews of the accounting and financial reporting policy differences related to PGS Onshore, this review is ongoing and will continue throughout the integration process. As such, additional reclassifications or pro forma adjustments may be identified.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2008

	Historical
	Geokinetics	PGS Onshore	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Revenues:
Seismic acquisition	$462,416	$210,166	$—		$672,582
Data processing	12,022	—	—		12,022
Multi-client library	160	68,611	—		68,771

Total revenue	474,598	278,777	—		753,375

Expenses:
Cost of sales	370,238	192,966	—	(A)	563,204
Selling and administrative costs	39,341	13,935	—		53,276
Multi-client library amortization	474	45,927	—		46,401
Depreciation and amortization	48,516	14,913	—		63,429

Total expenses	458,569	267,741	—		726,310

Loss on disposal of property and equipment	(1,255)	—	—		(1,255)
Gain on insurance claim	1,125	—	—		1,125

Operating income	15,899	11,036	—		26,935

Other income (expense):
Interest income	815	122	—		937
Interest expense	(6,991)	(13,479)	(12,245	)(B)	(32,715)
Mandatorily redeemable preferred stock costs	—	—	(6,285	)(C)	(6,285)
Other financial items, net	531	(3,449)	(1,500	)(D)	(4,418)

Total other income (expense)	(5,645)	(16,806)	(20,030)		(42,481)

Income (loss) before income taxes	10,254	(5,770)	(20,030)		(15,546)
Provision for income taxes	9,268	13,483	—		22,751

Net income (loss)	986	(19,253)	(20,030)		(38,297)
Dividends and accretion on preferred stock	6,325	—	(1,529	)(E)	4,796

Income (loss) applicable to common stockholders	$(5,339)	$(19,253)	$(18,501)		$(43,093)

Income per common share:
Basic and diluted	$(0.51)				$(2.49)
Weighted average common shares outstanding:
Basic and diluted	10,390		6,904	(L)	17,294

See accompanying footnotes.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2009

	Historical
	Geokinetics	PGS Onshore	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Revenues:
Seismic acquisition	$376,800	$137,555	$—		$514,355
Data processing	7,812	—	—		7,812
Multi-client library	3,996	4,003	—		7,999

Total revenue	388,608	141,558	—		530,166

Expenses:
Cost of sales	277,927	125,152	—	(A)	403,079
Selling and administrative costs	39,113	7,194	—		46,307
Multi-client library amortization	2,664	3,170	—		5,834
Depreciation and amortization	39,014	15,456	—		54,470

Total expenses	358,718	150,972	—		509,690

Loss on disposal of property and equipment	(2,142)	—	—		(2,142)

Operating income	27,748	(9,414)	—		18,334

Other income (expense):
Interest income	198	335	—		533
Interest expense	(4,526)	(8,069)	(12,870	)(B)	(25,465)
Mandatorily redeemable preferred stock costs	—	—	(4,713	)(C)	(4,713)
Other financial items, net	1,491	1,382	(1,500	)(D)	1,373

Total other income (expense)	(2,837)	(6,352)	(19,083)		(28,272)

Income (loss) before income taxes	24,911	(15,766)	(19,083)		(9,938)
Provision for income taxes	18,280	(2,734)	—		15,546

Net income (loss)	6,631	(13,032)	(19,083)		(25,484)
Dividends and accretion on preferred stock	6,199	—	(1,147	)(E)	5,052

Income (loss) applicable to common stockholders	$432	$(13,032)	$(17,936)		$(30,536)

Income per common share:
Basic and diluted	$0.04				$(1.75)
Weighted average common shares outstanding:
Basic and diluted	10,542		6,904	(L)	17,446

See accompanying footnotes.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2008

	Historical
	Geokinetics	PGS Onshore	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Revenues:
Seismic acquisition	$347,596	$148,703	$—		$496,299
Data processing	9,202	—	—		9,202
Multi-client library	42	59,350	—		59,392

Total revenue	356,840	208,053	—		564,893

Expenses:
Cost of sales	278,313	138,368	—	(A)	416,681
Selling and administrative costs	29,286	10,708	—		39,994
Multi-client library amortization	370	41,259	—		41,629
Depreciation and amortization	35,345	10,504	—		45,849

Total expenses	343,314	200,839	—		544,153

Loss on disposal of property and equipment	(461)	—	—		(461)
Gain on insurance claim	697	—	—		697

Operating income	13,762	7,214	—		20,976

Other income (expense):
Interest income	510	133	—		643
Interest expense	(5,009)	(8,847)	(11,609	)(B)	(25,465)
Mandatorily redeemable preferred stock costs	—	—	(4,713	)(C)	(4,713)
Other financial items, net	179	(1,593)	(1,500	)(D)	(2,914)

Total other income (expense)	(4,320)	(10,307)	(17,822)		(32,449)

Income (loss) before income taxes	9,442	(3,093)	(17,822)		(11,473)
Provision for income taxes	4,146	10,526	—		14,672

Net income (loss)	5,296	(13,619)	(17,822)		(26,145)
Dividends and accretion on preferred stock	4,343	—	(1,147	)(E)	3,196

Income (loss) applicable to common stockholders	$953	$(13,619)	$(16,675)		$(29,341)

Income per common share:
Basic and diluted	$0.09				$(1.70)
Weighted average common shares outstsnding:
Basic and diluted	10,363		6,904	(L)	17,267

See accompanying footnotes.

Unaudited Condensed Pro Forma Combined Balance Sheet

As of September 30, 2009

	Historical
	Geokinetics	PGS Onshore	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$19,395	$11,393	$(11,393	)(G)
			44,308	(F)	$63,703
Restricted cash	2,014	335	(335	)(G)	2,014
Accounts receivable	117,630	49,924	—		167,554
Deferred costs	19,814	—	—		19,814
Prepaid expenses and other current assets	14,921	22,617	(4,539	)(G)	32,999

Total current assets	173,774	84,269	28,041		286,084
Property and equipment, net	194,933	51,688	—		246,621
Multi-client data library, net	7,934	59,464	—		67,398
Goodwill	73,414	—	52,982	(H)	126,396
Other assets	9,474	16,106	(15,384	)(G)
			18,710	(I)	28,906

Total assets	$459,529	$211,527	$84,349		$755,405

LIABILITIES, MEZZANINE AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital leases	$23,799	$—	$(23,799	)(J)	$—
Accounts payable	36,176	4,938	—		41,114
Accrued liabilities	59,644	22,844	(7,086	)(G)	75,402
Unearned revenue	29,396	—	—		29,396
Federal income taxs payable	12,565	6,998	(6,998	)(G)	12,565

Total current liabilities	161,580	34,780	(37,883)		158,477
Long-term debt and capital lease obligations, net of current	51,594	—	(51,594	)(J)	—
			272,250	(K)	272,250
Deferred income taxes and other non-current liabilities	13,716	2,162	—		15,878
Mandatorily redeemable preferred stock	—	—	32,818	(P)	32,818

Total liabilities	226,890	36,942	215,591		479,423

Mezzanine equity	101,054	—	(30,691	) (Q)	70,363

Stockholders' equity
Common stock	106	—	69	(L)	175
Additional paid-in capital	184,214	—	80,600	(M)	264,814
Accumulated deficit	(52,755)	174,585	(174,585	)(H)
			(5,213	)(N)
			(1,422	)(O)	(59,390)
Accumulated other comprehensive income	20	—	—		20

Total stockholders' equity	131,585	174,585	(100,551)		205,619

Total liabilities, mezzanine and stockholders' equity	$459,529	$211,527	$84,349		$755,405

See accompanying footnotes.

Footnotes to Unaudited Condensed Pro Forma

Combined Financial Information

Unaudited Condensed Pro Forma Combined Statements of Operations Footnotes

All numbers in thousands

(A)
Research and development costs of PGS Onshore, included in cost of sales, were $16, $2,887 and $16 for the year ended December 31, 2008, and the nine months ended September 30, 2009 and September 30, 2008, respectively. These costs were incurred by PGS Onshore in connection with development of certain marine vibrator technology.

(B)
The adjustments to interest expense include the following items:

(1)
commitment fee for the bridge loan of $2,750 for all periods; plus

(2)
the write-off of deferred financing cost associated with the retirement of our current working capital facility of $963 for all periods; plus

(3)
the amortization of debt issuance costs related to this note offering and the new senior secured revolving credit facility of $1,502, $1,127 and $1,127 for the year ended December 31, 2008, and the nine months ended September 30, 2009 and September 30, 2008, respectively; plus

(4)
interest expense on these notes of $27,500, $20,625 and $20,625 for the year ended December 31, 2008, and the nine months ended September 30, 2009 and September 30, 2008, respectively; less

(5)
the elimination of interest expense related to the retirement of our current working capital facility and capital leases of $6,991, $4,526 and $5,009 for the year ended December 31, 2008, and the nine months ended September 30, 2009 and September 30, 2008, respectively; and less

(6)
the elimination of interest expense relating to indebtedness of PGS Onshore that we will not be assuming of $13,479, $8,069 and $8,847 for the year ended December 31, 2008, and the nine months ended September 30, 2009 and September 30, 2008, respectively.

		Year Ended	Nine Months Ended
Description		December 31, 2008	September 30, 2009	September 30, 2008
(1)	Commitment fee for the bridge loan	$2,750	$2,750	$2,750
(2)	Write-off of deferred financing costs associated with retired debt	963	963	963
(3)	Amortization of deferred financing costs related with the notes	1,502	1,127	1,127
(4)	Interest expense on the notes	27,500	20,625	20,625
(5)	Elimination of interest expense	(6,991)	(4,526)	(5,009)
(6)	Elimination of PGS Onshore interest expense	(13,479)	(8,069)	(8,847)

	Total	$12,245	$12,870	$11,609

(C)
Dividends payable and amortization of deferred financing costs related to the series C preferred stock of $6,285, $4,713 and $4,713 for the year ended December 31, 2008 and the nine months ended September 30, 2009 and 2008, respectively. The new series of preferred stock will be

Footnotes to Unaudited Condensed Pro Forma

Combined Financial Information

  considered a mandatorily redeemable financial instrument that is within the scope of ASC 480, "Distinguishing liabilities from equity" and therefore will be classified as a long-term liability.

(D)
Reflects expenses related to the PGS Onshore acquisition.

(E)
Reflects the decrease in dividends related to the exchange of the series B-2 preferred stock offset by the effect of the increase in the dividend rate on the series B-1 preferred stock of $(1,529), $(1,147) and $(1,147) for the year ended December 31, 2008 and the nine months ended September 30, 2009 and September 30, 2008, respectively.

Unaudited Condensed Pro Forma Combined Balance Sheet Footnotes

(F)
Excess proceeds from this note offering and the common stock offering after the acquisition, the repayment of our outstanding debt and capital lease obligations and fees and expenses.

(G)
Effect of the net assets that are not included in the acquisition (the "Excluded Assets"):

Cash	$11,393
Restricted cash	335
Current deferred tax asset	4,539
Non-Current deferred tax asset	15,384
Deferred tax liabilities and other	(7,086)
Income taxes payable	(6,998)

Excluded net assets	$17,567

        We expect that all, or a majority of, the deferred tax amounts will be eliminated prior to closing.

(H)
The following table presents the preliminary allocation of the excess purchase price of the net assets acquired:

Net assets of PGS Onshore	$174,585
Less: Excluded net assets	(17,567)

Net assets acquired	157,018
Purchase price	210,000

Excess purchase price	$52,982

  The excess purchase price has been allocated to goodwill as we have not completed our evaluation of the fair value of the acquired assets and assumed liabilities.

(I)
Includes the expected debt issuance cost from the issuance of these notes of $7,475, the new senior secured revolving credit facility of $1,000, the fair value of the restricted shares to be issued of $ 8,415 and the fee to be paid of $ 656 in conjunction with the exchange of the series B-2 preferred stock for the series C preferred stock, the difference between the fair value of the new series of preferred stock exchanged in the preferred stock restructuring of $ 2,127 less the write off of the deferred financing costs of $963 associated with the retired debt.

(J)
Reflects the repayment of our long-term debt, capital lease and other obligations.

Footnotes to Unaudited Condensed Pro Forma

Combined Financial Information

(K)
Includes the issuance of these notes for $275,000 less a discount of 1% for estimated net proceeds of $272,250.

(L)
Includes the par value of the common stock issued to Petroleum Geo-Services (2,153,616 shares), the shares expected to be issued in the equity offering (4,000,000 shares) and the shares to be issued in conjunction with exchange of the series C preferred stock (750,000 shares).

(M)
Represents the excess of par value of shares issued to Petroleum Geo-Services ($26,059), the shares expected to be issued in the equity offering ($46,633) and the shares to be issued in conjunction with the exchange of the series C preferred stock ($8,408) less fees of $500 related to the modification of the preferred stock.

The assumed fair value of the shares issued to Petroleum Geo-Services was $12.11 per share and the assumed fair value of the shares expected to be issued in the equity offering and for the shares was based on the closing price of the common stock on December 4, 2009 of $12.42.

(N)
Consists of the impact of commitment fees associated with the bridge loan ($2,750), the advisory fees associated with the acquisition ($1,500) and the write off of the deferred financing costs associated with the retired debt ($963).

(O)
Represents the fee to be paid to the holders of the series B-1 preferred stock in connection with the modifications.

(P)
Represents the estimated fair value of the series C preferred stock to be issued in connection with the preferred stock restructuring. The new series of preferred stock will be considered a mandatorily redeemable financial instrument that is within the scope of ASC 480, "Distinguishing liabilities from equity" and therefore will be classified a long-term liability.

(Q)
Represents the series B-2 preferred stock that was exchanged for the series C preferred stock in connection with the preferred stock restructuring.

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  Exhibit 99.1
Unaudited Condensed Pro Forma Combined Statement of Operations For the Year Ended December 31, 2008
Unaudited Condensed Pro Forma Combined Statement of Operations For the Nine Months Ended September 30, 2009
Unaudited Condensed Pro Forma Combined Statement of Operations For the Nine Months Ended September 30, 2008
Unaudited Condensed Pro Forma Combined Balance Sheet As of September 30, 2009
Footnotes to Unaudited Condensed Pro Forma Combined Financial Information